Exhibit 10.1(b)
To Form 10-K for
Year ended 12/31/2003

[letterhead of Cytec Industries Inc.]

January 29, 2003

American Cyanamid Company
c/o Mr. Steven Tasher
Vice President, Environmental Affairs &
Facility Operations
Wyeth
5 Giralda Farms
Madison, NJ 07940

Dear Mr. Tasher:

          We refer to the Environmental Matters Agreement (the “Agreement”) dated as of December 17, 1993, by and between Cytec Industries Inc., a Delaware corporation (“Cytec”) and American Cyanamid Company, a Maine corporation (“Cyanamid”). Capitalized terms not otherwise defined in this Letter Amendment have the same meanings as specified in the Agreement.

          It is hereby agreed that the Agreement is, effective as of October 1, 2002, amended as follows:

           1.      Section 4.4 is amended to read in full as follows:

          “4.4 ACY Environmental Affairs Department. (a) In order to facilitate ACY’s oversight of Cytec’s treatment of the Assumed Environmental Liabilities, Cytec shall pay to ACY an annual fee. Effective October 1, 2002, the annual fee shall be reduced to $180,000. Cytec’s payments pursuant to this Section 4.4 shall be due and payable on the last business day of each month in an amount equal to one twelfth of the annual fee then in effect. In the event that the requirements of ACY’s Environmental Affairs Department, with regard to these services provided to Cytec, are materially changed, including but not limited to, as a result of reductions in Cytec’s reserves for Assumed Environmental Liabilities, both parties will negotiate in good faith to adjust the annual fee accordingly. Cytec’s obligation hereunder shall terminate upon redemption of the Series C Preferred Stock. The fee provided for herein shall be prorated for the year in which such obligation terminates.

          “(b) Cytec, at its sole cost, shall from time to time at the request of ACY provide invoice payment, cost accounting, and reporting with regard to Remediation at any site listed on Schedule 7.1 hereto.”

American Cyanamid Company
January 29, 2003

           2.     This Letter Amendment shall become effective as of the date first above written when, and only when, Cytec has received a counterpart of this Letter Amendment executed by Cyanamid. On and after the effectiveness of this Letter Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement, as amended by this Letter Amendment.

          This Letter Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Letter Amendment.

          This Letter Amendment shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

Very truly yours,

CYTEC INDUSTRIES INC.

By/s/ Karen E. Koster Name: Karen E. Koster Title: Vice President, Safety, Health & Environment

Agreed as of the date first above written:

AMERICAN CYANAMID COMPANY

By	/s/ Steven Tasher Name: Steven Tasher Title: Vice President Environmental Affairs & Facilities Operations